UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 22, 2007

Yarraman Winery, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

000-28865 (Commission File Number)	88- 0373061 (IRS Employer Identification No.)

700 Yarraman Road
Wybong
Upper Hunter Valley
New South Wales, Australia 2333

(Address of principal executive offices and zip code)

(61) 2 6547-8118

(Registrant’s telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Information.

On February 22, 2007, Evans & Tate Limited (“E&T”), an Australian winery, conditionally accepted a conditional offer from Yarraman Winery, Inc. (the “Company”) to, among other things, enter into certain share purchase, merger and financing transactions with E&T and the debt and equity holders of E&T (the “Transactions”).

The parties have agreed that prior to entering into any definitive agreement, each of E&T and the Company will have until March 14, 2007 to perform a due diligence investigation of the other company. E&T has indicated that it intends to perform the due diligence for the purpose of determining the Company’s ability to satisfy the debt and equity commitments set forth in the Company’s offer. During this period, E&T has granted the Company “no-shop” exclusivity, subject to achievement of milestones during the due diligence process, however such exclusivity permits the board of directors of E&T to consider unsolicited offers presented to it during prior to the execution of a definitive agreement.

Neither this Report nor any discussion or negotiation of the Transactions constitute an agreement or obligation on the part of any person to enter into any definitive agreement with respect to the Transactions. Any such agreement or obligation shall arise solely upon execution and delivery to the Company by a E&T of definitive documents acceptable to the parties. This Report is not to be construed as an offer to sell or the solicitation of an offer to buy any securities of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YARRAMAN WINERY, INC.

By:	/s/ John Wells
Name:	John Wells
Title:	Chief Financial Officer

Dated: February 23, 2007